UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 19, 2005
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Section 1- Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

10-19-05

On October 19, 2005, the Board of Directors of the A.T. CROSS Company approved a Long Term Incentive Plan which provides that the named executive officers (other than David G. Whalen, Chief Executive Officer) and certain other members of the senior management team will each receive a restricted stock grant of 40,000 shares on the first business day of 2006. Restrictions on 25% of the shares will lapse only in the event that operating income targets established and approved by the Board are met for 2007; restrictions on the balance of the shares will lapse only in the event that operating income targets for 2008 are met. The attainment of such targets would evidence a significant improvement in the Company's financial performance. In the event that less than 100% of the 2007 or 2008 targets are met, but at least 75% of such targets are met, restrictions on a corresponding percent of the shares will lapse. This Plan supersedes the previously existing long term incentive plan.

On October 19, 2005, the Board approved a severance program for the Chief Executive Officer that provides that, in the event of involuntary termination for reasons other than cause but not including a change in control, the Chief Executive Officer shall receive severance in the amount of twenty-four month's base salary and target bonus. In the event of involuntary termination for reasons other than cause but not including a change in control, the other named executives will receive severance in the amount of twelve month's base salary. All severance is dependent on the executive executing a general release in favor of the Company.

Further, the Board voted on October 19, 2005 to provide the named executive officers (other than David G. Whalen, Chief Executive Officer) and certain other members of the senior management team, in the event of involuntary termination (including a constructive termination due to a significant diminishment in responsibilities) within two years of a change in control, with eighteen month's base salary and target bonus.

Internal Revenue Code Section 4999 imposes a non-deductible 20% excise tax on the recipient for any change in control payments that are in excess of three times their average annual taxable compensation over the prior 5-year period (the "base amount"). The Board determined on October 19, 2005 that, in the event that the payments made to a named executive exceed three times such base amount (the "safe harbor amount"), the Company will provide a gross-up to the Chief Executive Officer to provide the executive the after tax benefit he would have received had the excise tax not been triggered. The Board determined to provide a conditional gross-up to the other named executives in the event that the change in control payments exceed the safe harbor amount. The conditional gross-up provides that the change in control payments will be capped to fall below safe harbor amount if the amount by which the change in control payments exceed such safe harbor amount is $50,000 or less. If the change in control payments exceed such safe harbor amount by greater than $50,000, the named executive will receive a gross up. Any change of control payments that exceed the safe harbor amount (including any gross-up) are not deductible by the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)

Date: October 25, 2005	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer